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Exhibit 99.1

SUPPLEMENTAL COMPANY INFORMATION

Dated October 9, 2006

        On June 30, 2006, Bain Paste Mergerco, Inc., a Delaware corporation, Blackstone Paste Mergerco, Inc., a Delaware corporation (together with Bain Paste Mergerco, Inc., the "Mergercos"), Bain Paste Finco, LLC, a Delaware limited liability company, and Blackstone Paste Finco, LLC, a Delaware limited liability company (together with Bain Paste Finco, LLC, the "Fincos") (the Mergercos and Fincos, collectively, the "Sponsor Entities"), all entities formed by private equity funds sponsored by Bain Capital Partners, LLC and The Blackstone Group (collectively, the "Sponsors"), entered into an agreement and plan of merger (as amended from time to time, the "Merger Agreement") with Michaels Stores, Inc. pursuant to which the Mergercos will merge with and into Michaels Stores, Inc. (the "Merger"). As a result of the Merger, private equity funds sponsored by the Sponsors, certain co-investors, the Highfields Funds (as defined below) and certain members of our management (together with the private equity funds sponsored by the Sponsors, certain co-investors, and the Highfields Funds, the "Investors") will own Michaels Stores, Inc. Unless otherwise indicated or the context otherwise requires, references to "Michaels," "we," "our," "us" and "the Company" refer to Michaels Stores, Inc. and its consolidated subsidiaries, and references to "Michaels stores" refers to our arts and crafts retail chain using the Michaels name. Financial information identified herein as "pro forma" gives effect to the closing of the Transactions (as defined below).

        We report on the basis of a 52 or 53-week fiscal year, which ends on the Saturday closest to January 31. References to fiscal year mean the year in which that fiscal year began. Fiscal 2005 ended on January 28, 2006, fiscal 2004 ended on January 29, 2005, and fiscal 2003 ended on January 31, 2004. Each of these fiscal years contained 52 weeks. All references herein to fiscal 2006 relate to the 53 weeks ending February 3, 2007. Data regarding number of stores is calculated as of July 29, 2006 unless otherwise indicated.

        The following discussion includes certain non-GAAP financial measures. For a reconciliation of those non-GAAP financial measures to the most comparable measure in accordance with U.S. generally accepted accounting principles, see pages 10, 11 and 12.

Our Company

        We are the largest arts and crafts specialty retailer in North America, operating 1,085 retail stores in the U.S. and Canada. We operate two principal retail formats: Michaels stores and Aaron Brothers. In addition, we operate two test concepts, Recollections and Star Decorators Wholesale. We also own and operate Artistree, a vertically-integrated framing and moulding manufacturing operation. For the twelve months ended July 29, 2006, on a pro forma basis, we would have generated net sales of $3.7 billion, operating income of $331.4 million and Adjusted EBITDA of $541.0 million. From fiscal 1997 through fiscal 2005, we have delivered 12.3% compound annual net sales growth and 28.2% compound annual growth on income before cumulative effect of accounting change. We have also reported positive annual comparable store sales growth for each of the past nine consecutive fiscal years, averaging 4.3% per fiscal year over that period.

        Michaels stores is the leading arts and crafts retail chain in North America, with 905 locations throughout 48 states and in Canada. Michaels stores offers a broad selection of arts, crafts, framing, floral, wall décor, and seasonal merchandise, as well as on-site education and advice for the crafter and do-it-yourself home decorator. Our Michaels stores merchandising strategy is to provide the broadest selection of arts and crafts products in a convenient location with an appealing store environment. Michaels stores have an average of 18,500 square feet of selling space and carry, on average, over 42,000 basic SKUs. Our broad product offering, combined with our friendly and knowledgeable sales associates, educational in-store events, and project sheets and displays, provides our customers with a one-stop shopping experience that supports and encourages their creativity.

        Aaron Brothers is our specialty framing supplies and services retail store, offering an extensive assortment of ready-made frames and mats for the do-it-yourselfer, quality art supplies for the student and professional, and top-of-the-line, custom framing services. We operate 165 Aaron Brothers stores located in Arizona, California, Colorado, Georgia, Idaho, Maryland, Nevada, Oregon, Texas, Virginia, and Washington. Aaron Brothers stores have an average of 5,600 square feet of selling space and typically carry nearly 6,500 basic SKUs.

        We also operate two test concepts, Recollections and Star Decorators Wholesale. Recollections is our scrapbooking and paper crafting retail concept, carrying scrapbooking and paper crafting merchandise and accessories. Star Decorators Wholesale is our business-to-business wholesale concept that caters to interior decorators and designers, wedding and event planners, professional crafters, florists, hotels, restaurants, and commercial display companies. We operate 11 Recollections stores and four Star Decorators Wholesale stores.

Industry Overview

        We compete in the large and growing U.S. and Canadian arts and crafts industry. According to the Craft and Hobby Association ("CHA"), the U.S. arts and crafts market generated approximately $31 billion in sales in 2005, grew at a compound annual growth rate ("CAGR") of 5.8% from 2000 to 2005 with no annual decline in any year since CHA began tracking this data and grew by 11.3% in 2001 despite the 2001 economic downturn. We believe this consistent market growth is driven by population growth and household participation growth as well as an increase in annual spending per household. In addition to the core arts and crafts market, we estimate the addressable market to include approximately $8 billion in the framing market, bringing the total estimated addressable market for our industry to $39 billion. These markets are served by specialty chain stores, mass merchants, department stores, discount retailers and independent "mom and pop" stores.

        The arts and crafts market broadly includes a diverse set of categories, including general crafts (scrapbooking, beading, jewelry making, rubber stamping), needle crafts (cross stitching, crocheting, knitting, home décor sewing), painting/finishing (home décor painting, art and drawing, stenciling, decorative painting) and floral crafts (floral arranging, wreath making). We believe crafting is one of the leading leisure activities in the U.S., enjoying broad and consistent participation, with 58% of all U.S. households participating in arts and crafts projects or activities, according to CHA. We believe this high level of household participation is driven by the low cost per hour of entertainment and the lasting value that crafting projects offer relative to other entertainment alternatives. According to commissioned surveys of our customers, our customers spend on average $21.71 per visit to an arts and crafts retailer and shop for craft supplies on average at least twice a month, and according to our sales transaction history, purchase an average of over 6 items per transaction. This loyal customer base helps explain the steady growth of the arts and crafts industry. We believe customers tend to choose where to shop based primarily upon convenience, breadth and depth of selection, and availability of product, giving us a significant advantage over our competitors.

Our Competitive Strengths

        Clear market leader in a large and fragmented industry.    We are the largest national arts and crafts specialty retailer within the estimated $39 billion U.S. arts and crafts and framing market, with an estimated 9.4% market share. We believe that our market share is roughly twice that of our largest direct competitor. In addition, none of our key competitors possess the broad geographic footprint of our store base. The top five arts and crafts retailers comprise approximately 21% of the market, and we believe we compete with only three other major arts and crafts retailers that have annual sales in excess of $500 million. In addition to being a national specialty arts and crafts leader, we also enjoy strong local market share and are the largest specialty arts and crafts retailer, based on number of stores, in each of our top 10 metropolitan markets and in 45 out of our top 50 metropolitan markets. We have increased market share from an estimated 8.1% to an estimated 9.4% between 2002 and 2005. We believe this market share gain is attributable in part to consumer demand for breadth and assortment of products, product availability, convenience, competitive prices and our new store rollout.

        Scale and infrastructure investments drive superior returns.    Our national footprint in 48 states and our leading presence in Canada coupled with state-of-the-art infrastructure and IT support have resulted in purchasing scale, operating leverage, brand recognition and advertising efficiencies. We have carefully staged our investments, including our IT investments, installing point-of-sale systems, implementing standardized merchandise planograms, upgrading and expanding distribution centers, and developing perpetual inventory and auto-replenishment capabilities. These investments have helped improve in-stock levels, reduce average inventory per store, and have contributed to our 12.1% increase in net sales per square foot and a 2.9 percentage point increase in EBITDA margin since 2001. Our EBITDA margin for the twelve months ended July 29, 2006, as compared to our nearest publicly traded, multi-store direct competitor, was nearly three times higher.

        We believe that the infrastructure needed to manage our wide assortment of SKUs over a national footprint is a competitive advantage and that our principal competitors do not generate sufficient free cash flow to replicate our infrastructure and IT investment profile in the foreseeable future. Our investment in infrastructure and IT support has helped us transform the complexity of our business into a sustainable competitive advantage.

        Business model makes us less vulnerable to traditional retail risks.    Our business performance has historically been economic-cycle independent, not significantly affected by mass merchants, and not dependent on any one geography, product or vendor. We believe that these characteristics differentiate us from most retail models.

        Unlike traditional retailers, our sales have been relatively unaffected by economic downturns. During these times consumers tend to allocate leisure spending toward relatively inexpensive and long-lasting forms of entertainment. For example, during two recent economic downturns, we continued to report positive comparable store sales growth, specifically 9.1% in 1990, 9.1% in 1991, 4.6% in 2001 and 4.2% in 2002.

        We seek to locate our stores near mass merchants since we believe their presence helps increase foot traffic to our stores. Currently, over 85% of our U.S. store base is located within 5 miles of a Wal-Mart. We believe Wal-Mart openings near our stores have had minimal adverse impact on our closely located stores and these Michaels stores have, on average, delivered positive comparable store sales growth the year after a Wal-Mart opens nearby.

        Our operations are diverse and not dependent on any one geography, product or vendor. We carry, on average, over 42,000 basic SKUs in our Michaels stores across 48 states and Canada. In fiscal 2005, excluding our custom framing and custom floral businesses where we generally bundle multiple products into one SKU, our top 20 SKUs accounted for 2.1% of net sales, and our top 100 SKUs accounted for only 6.5% of net sales. We purchase merchandise from approximately 1,500 vendors. In fiscal 2005, our top 10 vendors accounted for approximately 22% of purchases with no single vendor accounting for more than 4% of total purchases.

        Broad participation among U.S. households with a loyal and attractive customer base.    The arts and crafts industry enjoys one of the broadest participation rates among U.S. households with 58% engaging in arts and crafts activities, according to CHA. The industry attracts a favorable retail customer demographic that is primarily female (94%) and affluent (46% have household incomes greater than $60,000). We believe that we have a loyal customer base. According to commissioned surveys of our customers, our core customers, who shop primarily at Michaels for their arts and crafts needs and spend more annually on arts and crafts generally than our average customer, have an average ticket of $38.49 per visit when shopping at Michaels and represent greater than 50% of net sales. Our customers' loyalty stems in part from their age, with 43% of our customers between the ages of 35 and 54, and habitual use of spare time to engage in arts and crafts hobbies. Additionally, in contrast to certain other leisure activities, our customers' ability to engage in arts and crafts does not significantly diminish with increased age. We believe that our attractive customer base helps maintain the steady growth and stability of our operations.

        Consistent record of top-line performance with strong and stable cash flow generation.    We have consistently demonstrated our ability to grow revenue while maintaining profitability. From fiscal 1997 to fiscal 2005, we have achieved an 8.8% compound annual Michaels store growth rate, a CAGR of 12.3% on net sales and a CAGR of 28.2% on income before cumulative effect of accounting change. In addition, we have reported positive annual comparable store sales growth for each of the past nine consecutive fiscal years. We have more than doubled our net cash provided by operating activities from $177.3 million in fiscal 2001 to $364.0 million in fiscal 2005.

        Strong and seasoned management team.    Our financial performance is a result of our management team's long-term success in developing and executing our business strategies. Our management team has produced steady growth in terms of stores, sales, and profitability through strong and weak economic periods, and has executed multiple successful operational initiatives. Our executive officers have an average of over 23 years of relevant experience.

Our Business Strategy

        The key elements of our current business strategy are:

        Continue to drive improved productivity at existing stores.    We have historically achieved robust sales productivity in our stores, averaging comparable store sales growth of 4.3% from fiscal 1996 to fiscal 2005. Our perpetual inventory and automated merchandise replenishment system has enabled us to move through clearance SKUs more efficiently. Our average inventory per store at the end of fiscal 2005 was 5.7% lower than at the end of fiscal 2004. We intend to continue to improve our store operations and profitability by focusing on our merchandising assortment, enhancing our customers' in-store experience and improving our marketing execution.

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  Improving our merchandising assortment. We intend to continue to refine our merchandise assortment and introduce new products by analyzing SKU productivity information from our perpetual inventory system. Our perpetual inventory capabilities allow us to track SKU demand in real time across different stores and geographies and to try new merchandising assortments in test stores before embarking on regional or national rollouts. We believe that this capability enables us to optimize our merchandising assortment to the particular regional tastes of our customers without requiring broad-based business disruptions or significant capital spending.

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  Enhancing the in-store experience. We intend to make our customers' experience more enjoyable by reducing clutter, introducing more promotional items, improving customer service and reducing checkout time. In 2005, we initiated our store standardization/remodel program by standardizing layouts, fixtures, merchandise adjacencies and new signage across our stores. Through July 29, 2006, this initiative has been implemented across a total of 91 new stores, relocated stores and existing store remodels, and has resulted in positive comparable store sales growth to date. We plan to expand our store standardization/remodel program to over 500 stores by 2008.

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  Improving marketing execution. We enjoy significant marketing leverage and brand recognition due to our local scale and national footprint. We currently allocate over 90% of our marketing expenditures to circulars, and believe we can make significant improvements to increase traffic and lower our advertising-to-sales ratio by employing alternative and more regionally targeted forms of marketing. We have recently begun testing various alternative marketing media, including direct mailings, e-mail and radio, and have realized positive results in our testing markets.

        Continue to enhance merchandise margins.    We have increased our gross margins from 33.6% in fiscal 2000 to 37.0% in fiscal 2005 and intend to continue increasing merchandise margins through specific initiatives designed to improve our pricing and promotional strategy, inventory management, supply chain and sourcing processes and cost management. We intend to continue using information from our inventory management systems to optimize our pricing strategy and reduce clearance costs on discontinued products resulting from merchandising resets.

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  Product sourcing. Approximately 60% of our products are manufactured outside the United States but we source less than 10% of our products directly from the manufacturer. A significant percentage of products we currently source through the United States is suitable for Asian sourcing. We believe that increasing the proportion of products sourced directly from Asia will significantly improve our margins. We also believe there is an opportunity to further enhance margins by sharing supply chain efficiency benefits that we expect our vendor base to achieve as they continue to consolidate.

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  Hybrid-distribution. We currently ship approximately 40% of our products directly from the vendor to the store. We are in the process of shifting to a hybrid distribution model. Under this model, we estimate that approximately 85% to 95% of our inventory will be shipped from the vendor to a distribution center, with faster-selling SKUs being stocked in all distribution centers and slower-selling SKUs being stocked in the distribution center closest to the product vendor. Accordingly, each distribution center will maintain a combination of slow-turning SKUs and high-turning SKUs. This practice, widely used by other retailers to warehouse and manage slow-turning SKUs, helps reduce costs associated with drop-shipping products directly to store locations.

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  Pricing and promotional strategy. We currently employ significant coupon, promotional and clearance programs. Our promotion activity is item-priced based, with promotions spanning across categories and with limited regional differentiation. We believe we can significantly improve margins by applying more sophisticated pricing models and regional promotion programs. We also plan to improve clearance pricing through merchandising systems upgrades and enhanced merchandise planning.

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  Vertical integration. We will continue to selectively evaluate vertical integration opportunities that have the potential to provide cost savings and margin expansion similar to those we have achieved through Artistree. We believe some of these benefits would include, but not be limited to, reduced transportation costs, improved supply chain efficiencies, product differentiation and expansion of our core competencies.

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  Selectively pursue expansion through direct mailing campaigns and catalog and Internet channels. We plan to leverage our IT systems and analytical capabilities to run targeted direct mailing campaigns, which we believe could offer increased net sales with minimal additional expenditures. According to CHA, the catalog channel represents 5.4% of the U.S. arts and crafts market, while online sales represent 1.9% of the same. We believe that by using these channels we can increase our net sales. In particular, we believe that the Internet presents an opportunity for us to increase our net sales through our website at www.michaels.com, which attracts 1.1 million unique visitors monthly.

        Strategically invest in new stores, remodels and relocations.    We plan to continue our disciplined investment approach in opening new stores and remodeling or relocating existing stores. We currently estimate that our initial investments associated with opening a new store are recovered in approximately 3 years. Our stores generally generate positive cash flow beginning with their first year of operations. Primarily due to the profitability of our stores, our net cash provided by operating activities has more than doubled from $177.3 million in fiscal 2001 to $364.0 million in fiscal 2005. Due to our disciplined approach to growth capital spending, we believe a negligible number of our mature stores are unprofitable today. We continue to address these stores, and have closed 7 stores on average per year since 2001, which represents less than 1% of our existing store base.

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  New store openings. We have a proven track record of successful new store expansion and have added an average of 71 new stores per year over the last five fiscal years. Our long-term expansion strategy is to give priority to adding stores in existing markets in order to enhance economies of scale associated with advertising, distribution, field supervision, and other regional expenses. We plan to open approximately 45 to 55 new Michaels stores per year, as we believe the combined U.S. and Canadian markets can support approximately 1,300 Michaels stores.

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  Store remodels. During fiscal 2005, we remodeled 25 Michaels stores in 5 states under our store standardization/remodel program. Based upon the subsequent sales performance of these remodeled stores, we believe that future standardized/remodeled stores will experience an average incremental increase in comparable store sales of approximately 4% to 6% during the 52-week period subsequent to completion of each store's remodel program. Store remodeling entails a major renovation of a store concurrently with the implementation of significant planogram changes and other enhancements. We plan to remodel approximately 70 Michaels stores per year through fiscal 2008. We believe that remodeling our stores is critical to maintaining our customers' enthusiasm and enhancing their shopping experience at our stores.

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  Store relocations. We continue to pursue a store relocation program to improve the quality of our store locations. We generally relocate our stores from older shopping centers to new and more attractive real estate locations. These relocations are often driven by the movement of local commercial centers and the construction of newer shopping centers, which are more convenient for our customers. We relocated 121 Michaels stores and ten Aaron Brothers stores from the beginning of fiscal 2000 through July 29, 2006 and plan to relocate two Michaels stores during the second half of fiscal 2006. The average increase in selling square footage of Michaels stores relocated between fiscal 2000 and fiscal 2005 was approximately 24%, and we expect the sales performances of future relocated stores to be commensurate with increases in selling square footage.

Recent Developments

        We have achieved strong sales results for fiscal August 2006 and fiscal September 2006. During this two-month period, comparable store sales grew 5.3%, with our comparable store sales increasing 3.5% in August and 6.5% in September. Total net sales for the two-month period increased 9.0% over the comparable prior year period. For the second half of fiscal 2006, we currently expect same-store sales to increase in the range of 3% to 5%, and total net sales to increase in the range of 8% to 10%.

        At the special meeting of our stockholders held October 5, 2006, our stockholders approved the Merger Agreement relating to the Transactions.

The Transactions

        On June 30, 2006, the Mergercos, the Fincos and Michaels Stores, Inc. entered into the Merger Agreement, pursuant to which each Mergerco will be merged with and into Michaels, with Michaels as the surviving corporation, subject to the terms and conditions therein. Bain Paste Mergerco, Inc. and Bain Paste Finco, LLC are entities formed by private equity funds sponsored by Bain Capital Partners, LLC or "Bain," and Blackstone Paste Mergerco, Inc. and Blackstone Paste Finco, LLC are entities formed by private equity funds sponsored by The Blackstone Group, or "Blackstone." At the effective time of the Merger, each share of our common stock outstanding immediately prior to the Merger (other than shares held in treasury, shares held by any Sponsor Entity, shares as to which a stockholder has properly exercised appraisal rights, and rollover equity, as defined below) will be cancelled and converted into the right to receive $44.00 in cash, without interest and less any required withholding taxes. The separate corporate existence of each Mergerco will cease, and Michaels will continue as the surviving corporation, owned by entities sponsored by or co-investors with Bain and Blackstone and certain rollover stockholders.

        Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III LP (collectively, the "Highfields Funds") have agreed to retain 2,500,000 shares of our common stock (the "Highfields rollover") as shares of common stock of the surviving corporation. Members of management may retain certain of their shares of our common stock as shares of common stock of the surviving corporation and may also retain their options as an equity investment in the surviving corporation (the "management rollover" and, together with the Highfields rollover, the "rollover equity").

        The Merger will be financed by borrowings under our new senior secured credit facilities, the issuance of notes, the issuance of subordinated discount notes, the investment in equity securities by investment funds associated with or designated by the Sponsors (the "equity investment") and the rollover equity and cash on hand.

        The offering of the notes, the initial borrowings under our new senior secured credit facilities, the issuance of the subordinated discount notes, the equity investment and equity rollover in Michaels, the Merger and other related transactions are collectively referred to herein as the "Transactions."

Summary Historical and Pro Forma Financial and Operating Data

        Set forth below is summary historical and pro forma condensed consolidated financial data of our business at the dates and for the periods indicated. The summary historical statement of operations and statement of cash flow data for the fiscal years ended January 31, 2004, January 29, 2005 and January 28, 2006 and the summary historical balance sheet data as of January 28, 2006 and January 29, 2005 have been derived from our historical audited consolidated financial statements that were audited by Ernst & Young LLP. The summary historical balance sheet data as of January 31, 2004 has been derived from our historical audited consolidated financial statements that have been audited by Ernst & Young LLP. The summary historical financial data presented as of and for the six months ended July 30, 2005 and July 29, 2006 are derived from our unaudited consolidated financial statements. The historical summary cash flow and other operating data in the table below presented for the twelve months ended July 29, 2006 were derived from our historical consolidated financial statements.

        The summary unaudited pro forma condensed consolidated statements of operations data for the twelve months ended July 29, 2006 give effect to the Transactions as if the Transactions had occurred as of January 30, 2005. The summary unaudited pro forma condensed consolidated balance sheet data give effect to the Transactions as if they had occurred on July 29, 2006. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would be if the Transactions had occurred at any date, nor do such data purport to project the results of operations for any future period.

        The summary information in the tables below should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, and in our Quarterly Reports on Form 10-Q for the quarters ended April 29, 2006 and July 29, 2006.

        The following table includes our historical and pro forma summary income statement, balance sheet, and other data:

	Fiscal Year			Six Months Ended		Pro Forma Twelve Months Ended
	2003	2004	2005	July 30, 2005	July 29, 2006	July 29, 2006
	(Dollars in millions)
Statement of Operations Data:
Net sales	$3,091.3	$3,393.3	$3,676.4	$1,566.5	$1,600.7	$3,710.6
Cost of sales and occupancy expense	1,957.3	2,147.0	2,317.1	984.5	1,007.0	2,339.6

Gross profit	1,134.0	1,246.3	1,359.3	582.0	593.7	1,371.0
Selling, general and administrative expense	823.2	898.4	987.3	451.0	483.9	1,033.2
Store pre-opening costs	8.1	8.4	7.6	4.2	3.0	6.4

Operating income	302.7	339.5	364.4	126.8	106.8	331.4
Interest expense	20.3	20.4	22.4	20.6	0.4	392.8
Other (income) and expense, net	(2.7)	(4.6)	(9.9)	(5.1)	(10.5)	(15.3)

Income (loss) before income taxes and cumulative effect of accounting change	285.1	323.7	351.9	111.3	116.9	(46.1)
Provision (benefit) for income taxes	107.3	121.9	132.4	42.3	44.1	(19.2)

Income (loss) before cumulative effect of accounting change	177.8	201.8	219.5	69.0	72.8	$(26.9)

Cumulative effect of accounting change, net of tax (1)	—	—	88.5	88.5	—

Net income (loss)	$177.8	$201.8	$131.0	$(19.5)	$72.8

Balance Sheet Data:
Cash and equivalents and short-term investments	$341.8	$586.2	$452.4	$182.9	$379.3	$46.1
Total assets	1,801.6	2,111.7	1,875.6	1,833.4	1,933.1	1,765.7
Total debt (2)	200.0	200.0	—	—	—	4,165.0
Total stockholders' equity (deficit) (3)	1,167.3	1,297.2	1,287.3	1,242.8	1,321.3	(2,983.3)
Other Data:
EBITDA (4)	$387.3	$428.8	$466.5	$174.9	$167.0	$445.6
Adjusted EBITDA (4)						541.0
Adjusted EBITDAR (4)						$790.6

        The following table includes our historical summary cash flow and other operating data:

				Six Months Ended		Twelve Months Ended
	Fiscal Year
				July 30, 2005	July 29, 2006	July 29, 2006
	2003	2004	2005
	(Dollars in millions)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$289.5	$427.8	$364.0	$(74.5)	$41.5	$480.0
Investing activities	(103.0)	(141.2)	(67.9)	(10.1)	(69.5)	(127.3)
Financing activities	(62.7)	(92.6)	(379.4)	(268.4)	(45.1)	(156.1)
Other Operating Data:
Capital expenditures
New and relocated stores and stores not yet opened	$38.0	$50.3	$40.4	$21.3	$16.6	$35.7
Existing stores	17.6	13.3	39.7	16.5	30.2	53.4
Distribution system expansion	29.1	7.1	7.1	4.1	7.2	10.2
Information systems	13.1	15.4	23.6	12.0	13.6	25.2
Corporate and other	5.3	4.8	7.5	6.6	1.9	2.8

Total	$103.1	$90.9	$118.3	$60.5	$69.5	$127.3

Number of stores (at end of period)	967	1,019	1,066	1,050	1,085	1,085
Comparable store sales increase (decrease) (5)	2.5%	4.9%	3.6%	6.1%	(1.7)%	0.3%
(1)
We changed our method of accounting for merchandise inventories from a retail inventory method to the weighted average cost method in the fourth quarter of fiscal 2005. As a result, we recorded a non-cash charge of $88.5 million, net of income tax, in fiscal 2005 for the cumulative effect of accounting change on prior fiscal years.

(2)
Total debt as of January 31, 2004 and as of January 29, 2005 consists of our 9 1/4% Senior Notes due 2009 that we issued in July 2001 and redeemed in full on July 1, 2005, and pro forma as of July 29, 2006 consists of our $2,400.0 million term loan facility, borrowings under the asset-based revolving credit facility, the senior notes, the senior subordinated notes and the accreted value of the subordinated discount notes.

(3)
In connection with the Transactions, the Sponsors and certain co-investors will make new cash equity contributions of $1,665.0 million and the Highfields Funds will rollover $110.0 million of value. However, as a result of our accounting for the Transactions as a recapitalization, the consideration paid to existing shareholders will be recorded as a reduction to stockholders' equity, resulting in a deficit.

(4)
EBITDA represents net earnings (defined as income (loss) before cumulative effect of accounting change) before interest, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA before transaction-related expenses, non-cash stock compensation charges and adjustments required by the covenants in our debt agreements. Adjusted EBITDAR represents Adjusted EBITDA before store rental expenses.

We have provided EBITDA, Adjusted EBITDA and Adjusted EBITDAR because we believe they provide investors with additional information to measure our performance and, with respect to EBITDA, evaluate our ability to service our debt. In addition, Adjusted EBITDA is the basis for the calculation of various covenants in the indentures governing the notes and our new senior secured credit facilities. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not presentations made in accordance with U.S. GAAP and our computation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR varies from others in our industry. EBITDA, Adjusted EBITDA and Adjusted EBITDAR should not be considered as alternatives to operating earnings or net earnings as measures of operating performance or cash flow as measures of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

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  do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

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  do not reflect changes in, or cash requirements for, our working capital needs;

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  do not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

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  exclude tax payments that represent a reduction in cash available to us; and

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  do not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

In addition, Adjusted EBITDA and Adjusted EBITDAR do not reflect certain non-recurring and other fees and charges (some of which are payable in cash) incurred in connection with, or following the consummation of, the Transactions, and Adjusted EBITDAR excludes rental expense.

While our management believes that these measures provide useful information to investors, the Securities and Exchange Commission may require that EBITDA, Adjusted EBITDA and Adjusted EBITDAR be presented differently or not at all in the filings we will make with it.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDAR, as presented above, to income before cumulative effect of accounting change as reflected in our summary consolidated statements of operations and in accordance with GAAP.

	Fiscal Year			Six Months Ended		Pro Forma Twelve Months Ended
	2003	2004	2005	July 30, 2005	July 29, 2006	July 29, 2006
	(Dollars in millions)
Income (loss) before cumulative effect of accounting change (a)	$177.8	$201.8	$219.5	$69.0	$72.8	$(26.9)
Interest expense	20.3	20.4	22.4	20.6	0.4	392.8
Interest income	(2.0)	(4.6)	(7.9)	(5.3)	(6.9)	(9.5)
Income tax provision (benefit)	107.3	121.9	132.4	42.3	44.1	(19.2)
Depreciation & amortization	83.9	89.3	100.1	48.3	56.6	108.4

EBITDA (a)	$387.3	$428.8	$466.5	$174.9	$167.0	445.6

Share-based compensation (b)						30.1
Strategic alternatives and other legal (c)						18.0
Inventory costing/gift card breakage (d)						16.0
Advisory fees						13.0
Store pre-opening costs (e)						6.4
Multi-year initiatives (f)						9.1
Other non-cash/non-recurring (g)						(2.7)
Other (h)						5.5

Adjusted EBITDA						541.0
Store rental expense (i)						249.6

Adjusted EBITDAR						$790.6

  (a)
  Pro forma EBITDA and income before cumulative effect of accounting change for the twelve months ended July 29, 2006 have been reduced by $13.0 million ($8.1 million after tax) of annual fees for consulting and advisory services to be provided to us by affiliates of the Sponsors and the Highfields Funds.

  (b)
  Reflects non-cash share-based compensation expense recorded under the provisions of SFAS No. 123(R), Share-Based Payment.

  (c)
  Reflects legal, investment banking and other costs, including CEO post-employment benefits, incurred in connection with our strategic alternatives process as well as costs associated with the review of our historical stock option practices and responses to government inquiries.

  (d)
  Reflects impact of changes in estimate for inventory cost capitalization and vendor allowances and the cumulative effect of the initial adoption of an accounting policy for gift card breakage made in the fourth quarter of fiscal 2005. As a result of our reviews and analyses related to our transition to cost accounting, we made certain changes to our estimates used in deferring costs related to preparing inventory for sale and for vendor allowance recognition and recorded a pre-tax adjustment of approximately $23.9 million. Also, we adopted an accounting policy resulting in the recognition of revenue and operating income of approximately $7.9 million related to gift card balances that we estimate will not be used. The amount recognized was based on an analysis of our historical gift card redemption patterns over a period of approximately three years, and represents the cumulative recognition of breakage income since the inception of the current Michaels gift card program. As a result of these adjustments, the estimates used in accounting for inventory cost capitalization and vendor allowances and the policy applied in accounting for gift card breakage in computing Adjusted EBITDA and Adjusted EBITDAR differ in fiscal 2005 and fiscal 2006.

  (e)
  We opened 44 new stores in the twelve months ended July 29, 2006. Costs for opening stores at particular locations depend upon the type of building, the general cost levels in the area, store size, operating format, and the time of the year the store is opened. Store pre-opening costs reflect the portion of our initial start-up investment, primarily personnel related costs, that is not permitted to be capitalized, and does not include rent incurred in the pre-opening period.

  (f)
  Reflects costs associated with multi-year initiatives related to our hybrid distribution network and store standardization/remodel program. Under our hybrid initiative for the 12 months ended July 29, 2006, we incurred approximately $1.2 million of abnormal costs as a result of the consolidation and repositioning of merchandise inventories in our distribution centers. We expect this consolidation to be substantially complete in fiscal 2007. Under our store standardization/remodel initiative we are changing store layouts to enhance the in-store experience. We completed remodeling of 25 stores in fiscal 2005 and expect to remodel approximately 70 stores per year through fiscal 2008 under this program. Total costs expensed under our store standardization/remodel program for the twelve months ended July 29, 2006 were $7.9 million.

  (g)
  Reflects other non-recurring costs consisting of (i) $5.7 million of non-recurring income from settlements related to the VISA Check/MasterMoney Antitrust Litigation and other civil litigation and (ii) $4.4 million of costs that we have identified as being related to our public company status, reduced by an estimated $2.1 million for costs that we expect to incur under our new ownership structure. We also expensed $0.7 million of non-cash loss on sale of assets.

  (h)
  Reflects other adjustments required in calculating debt covenant compliance, consisting of franchise and similar taxes, employee severance and relocation costs, and closed store expense offset by foreign currency translation gains on our intercompany debt.

  (i)
  Store rent expense represents facilities lease costs at our retail stores.

  The following table reconciles EBITDA as presented above, to net cash provided by (used in) operating activities and income before cumulative effect of accounting change as reflected in our selected historical consolidated statements of operations and in accordance with GAAP:

						Six Months Ended
	Fiscal Year
						July 30, 2005	July 29, 2006
	2001	2002	2003	2004	2005
	(Dollars in millions)
Net cash provided by (used in) operating activities	$177.3	$109.5	$289.5	$427.8	$364.0	$(74.5)	$41.5
Depreciation and amortization	(69.4)	(79.3)	(83.9)	(89.3)	(100.1)	(48.3)	(56.6)
Share-based compensation	—	—	—	—	(29.8)	(10.6)	(10.9)
Tax benefit from stock options exercised	—	—	—	—	25.2	16.8	16.1
Loss from early extinguishment of debt	(9.0)	—	—	—	(12.1)	(12.1)	—
Other	(0.9)	(1.1)	(1.1)	(1.3)	(1.0)	(0.3)	(0.2)
Changes in assets and liabilities (a)	(9.0)	118.6	(26.7)	(135.4)	(26.7)	198.0	82.9

Income before cumulative effect of accounting change	89.0	147.7	177.8	201.8	219.5	69.0	72.8
Interest expense	29.9	21.1	20.3	20.4	22.4	20.6	0.4
Interest income	(1.4)	(1.7)	(2.0)	(4.6)	(7.9)	(5.3)	(6.9)
Income tax provision	61.9	102.7	107.3	121.9	132.4	42.3	44.1
Depreciation and amortization	69.4	79.3	83.9	89.3	100.1	48.3	56.6

EBITDA	$248.8	$349.1	$387.3	$428.8	$466.5	$174.9	$167.0

  (a)
  Amounts exclude the tax effects related to our cumulative effects of accounting changes. Such tax effects were $5.2 million for fiscal 2002 and $54.2 million for fiscal 2005 and the six months ended July 30, 2005.

(5)
Comparable store sales increase (decrease) represents the increase or decrease in net sales for stores open the same number of months in the indicated period and comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

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  Exhibit 99.1
SUPPLEMENTAL COMPANY INFORMATION